SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 15, 2002

NTELOS INC.
(Exact Name of Registrant as Specified in Charter)

Virginia (State of Incorporation)	0-16751 (Commission File Number)	54-1443350 (IRS Employer Identification No.)

P. O. Box 1990
Waynesboro, Virginia 22980
(Address of principal executive offices)

(540) 946-3500
(Registrant’s telephone number, including area code)

ITEM 9.    Regulation FD Disclosure.

On April 29, 2002, NTELOS Inc. (the “Company”) filed a Current Report on Form 8-K containing guidance for 2002.

During the second quarter 2002 earnings conference call held on August 14, 2002, the Company updated its guidance for the year 2002. Specifically, the update includes:

Consolidated revenues guidance was lowered 2%. Based on the previous guidance range for consolidated revenues of $270 million to $286 million, the revised guidance range for 2002 would be approximately $265 million to $280 million.

The Company indicated that this reduction would primarily be the result of lower operating revenues in the wireless PCS segment characterized by:

•	A slower ramp-up, or rate of growth, in PCS customers during 2002, reflective of market conditions.

•
A lowering of the guidance range for PCS customers at year-end 2002 by 3%. Based on the previous guidance range of 275,000 to 294,000, the revised guidance range for year-end 2002 PCS customers would be approximately 267,000 to 285,000.

•
A lowering of the total customer guidance range to reflect the above reduction in wireless PCS customers. Based on the previous guidance range of 455,000 to 480,000, the revised guidance range for year-end 2002 total customers would be approximately 447,000 to 471,000.

In the wireline operating segments of ILEC, CLEC, ISP and Network, previous operating revenue guidance was reaffirmed. Previous EBITDA guidance for these segments was reaffirmed with the exception of an expected shortfall from EBITDA guidance in Network, which is expected to be more than offset by EBITDA improvements from ILEC, CLEC and ISP. Total wireline guidance for 2002 was reaffirmed.

The Company reaffirmed the previous guidance range of $52 million to $58 million for consolidated EBITDA.

Other Company guidance contained in the Company’s Current Report on Form 8-K filing of April 29, 2002 was reaffirmed.

The Company references EBITDA as one measure of operating performance. Management believes EBITDA is a meaningful indicator of the Company’s performance. EBITDA is commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.

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Forward-Looking Statements

Forward-looking statements made by the Company are based on a number of assumptions, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties, including those set forth in documents filed by the Company with the Securities and Exchange Commission, and any significant deviations from these assumptions could cause actual results to differ materially from those in forward-looking statements. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTELOS INC.
(Registrant)

By: /s/    MICHAEL B. MONEYMAKER
Michael B. Moneymaker
Senior Vice President and Chief Financial
Officer, Treasurer and Secretary

Date: August 15, 2002

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